Exhibit 4.22 CONFORMED COPY

CEMEX FINANCE EUROPE B.V. EUR 900,000,000 4.75 per cent. Notes due 2014 Guaranteed by cemex espaÑA, S.A.
SUBSCRIPTION AGREEMENT

THIS AGREEMENT is made on 28 February 2007

BETWEEN

(1)	CEMEX FINANCE EUROPE B.V. (the "Issuer");
(2)	CEMEX ESPAÑA, S.A. (the "Guarantor");
(3)	BANC OF AMERICA SECURITIES LIMITED, BNP PARIBAS and HSBC BANK PLC (the "Joint Lead Managers "); and
(4)	BANCO SANTANDER CENTRAL HISPANO, S.A., BAYERISCHE LANDESBANK, CAJA DE AHORROS Y MONTE DE PIEDAD DE MADRID and WESTLB AG (together with the Joint Lead Managers, the "Managers").

WHEREAS

(A)

The Issuer has authorised the creation and issue of EUR 900,000,000 in aggregate principal amount of 4.75 per cent. guaranteed Notes due 2014 (the "Notes"). The Guarantor has authorised the giving of its guarantee in relation to the Notes.

(B)

The Notes will be in bearer form and in the denomination of EUR 50,000 and integral multiples of EUR 1,000 in excess thereof, up to and including EUR 99,000. The Notes will initially be represented by a single temporary global note (the "Temporary Global Note"), which will be exchangeable for interests in a permanent global note (the "Permanent Global Note") in the circumstances specified in the Temporary Global Note. The Permanent Global Note will in turn be exchangeable for notes in definitive form ("Definitive Notes"), with interest coupons ("Coupons") attached, in the limited circumstances specified in the Permanent Global Note.

(C)

The Notes will be issued subject to, and have the benefit of, a trust deed (the "Trust Deed"), a draft of which is in the agreed form and to which will be scheduled the forms of the Temporary Global Note, the Permanent Global Note and any Definitive Notes. The Trust Deed, which will include the Guarantee of the Notes (as defined below), will be made between the Issuer, the Guarantor and The Law Debenture Trust Corporation p.l.c. (the "Trustee") as trustee for the holders of the Notes from time to time.

(D)	The Issuer and the Guarantor will, in relation to the Notes, enter into a paying agency agreement (the "Agency Agreement") with Citibank, N.A. (as paying agent) and the Trustee.

IT IS AGREED as follows:

1.	INTERPRETATION
1.1	Definitions

In this Agreement the following expressions have the following meanings:

"CEMEX España Group" shall mean at any time the Guarantor and any company which is (i) required to be included in the consolidated accounts of the Guarantor pursuant to Article 42 of the Commercial Code (Código de Comercio) of Spain or (ii) included in the same group as the Guarantor for the purposes of Article 4 of the

Securities Market Law 24/1988 of 28 July (Ley 24/1988, de 28 de Julio, del Mercado de Valores) as amended;

"Clearstream, Luxembourg" means Clearstream Banking, société anonyme, Luxembourg;

"Closing Date" means, subject to Clause 8.2 (Postponed closing), 5 March 2007;

"Conditions" means the terms and conditions of the Notes as scheduled to the agreed form of the Trust Deed as the same may be modified prior to the Closing Date, and any reference to a numbered "Condition" is to the correspondingly numbered provision thereof;

"euro", "EUR" or "€" means the single currency introduced at the start of the third stage of European Economic and Monetary Union pursuant to the Treaty establishing the European Community, as amended;

"Euroclear" means Euroclear Bank S.A./N.V., as operator of the Euroclear System;

"Event of Default" means one of those circumstances described in Condition 8 (Events of Default);

"Fitch" means Fitch Ratings Limited or any successor thereto from time to time;

"FMSA" means The Netherlands Financial Markets Supervision Act 2007 (Wet op het financieel toezicht 2007) and its subordinate and implementing decrees and regulations (as amended or restated from time to time);

"FSMA" means the Financial Services and Markets Act 2000;

"Guarantee of the Notes" has the meaning given in Condition 2(b) (Guarantee of the Notes);

"Holding Company" at any time shall mean a member of the CEMEX España Group at least 75 per cent. of the assets of which are shares in any one or more other members of the CEMEX España Group;

"Issue Documents" means this Agreement, the Trust Deed and the Agency Agreement;

"Issue Price" means 99.528 per cent. of the aggregate principal amount of the Notes;

"Loss" means any liability, damages, cost, loss or expense (including, without limitation, legal fees and any amount in respect of applicable value added tax to the extent not recoverable);

"Offering Circular" means the offering circular dated the date of this Agreement prepared in connection with the issue of the Notes, as the same may be amended or supplemented on or before the Closing Date;

"person" means any individual, company, corporation, firm, partnership, joint venture, association, organisation, state or agency of a state or other entity, whether or not having separate legal personality;

"Permitted Transaction" means:

(i)	any debt capital market transaction where both the Issuer and the subscriber are members of the CEMEX España Group;
(ii)	any offering of notes in the United States or international private placement market;
(iii)	any United States Dollar or Europeso international debt capital market transaction offering bonds or notes under, but not limited to, Rule 144A and/or Regulation S;
(iv)	renewal or negotiation of bilateral credit lines with banks in the ordinary course of business;
(v)	any securitisation of receivables (save to the extent such securitisation shall have an adverse effect on the creditworthiness of the Issuer or the Guarantor);
(vi)	general syndication of the Guarantor's U.S.$ 9,000,000,000 acquisition facility entered into in December 2006; and
(vii)	any other transaction that the parties hereto agree to in writing, such agreement not to be unreasonably denied by the Joint Lead Managers;

"Preliminary Offering Circular" means the preliminary offering circular dated 16 February 2007 prepared in connection with the issue of the Notes;

"Principal Subsidiary" at any time shall mean a member of the CEMEX España Group other than a Holding Company:

(i)

whose total assets (consolidated in the case of a Subsidiary which itself has Subsidiaries) represent not less than 10 per cent. of the total assets of the CEMEX España Group, all as calculated respectively by reference to the then latest audited financial statements (consolidated or, as the case may be, unconsolidated) of the Subsidiary and the then latest audited consolidated accounts of the Guarantor and its Subsidiaries; or

(ii)	to which is transferred the whole or substantially the whole of the undertaking and assets of a Subsidiary which immediately before the transfer is a Principal Subsidiary;

"S&P" means Standard & Poor's Rating Services, a division of The McGraw-Hill Companies Inc.;

"Securities Act" means the United States Securities Act of 1933;

"Stabilising Manager" means BNP Paribas;

"Subsidiary" means, in respect of any person (the "first person") at any particular time, any other person (the "second person"):

(a)

Control:  whose affairs and policies the first person controls or has the power to control, whether by ownership of share capital, contract, the power to appoint or remove members of the governing body of the second person or otherwise; or

(b)	Consolidation: whose financial statements are, in accordance with applicable law and generally accepted accounting principles, consolidated with those of the first person; and

"U.S.$" means United States dollars, the lawful currency of the United States of America.

1.2	Clauses and Schedules

Any reference in this Agreement to a Clause, a sub-clause or a Schedule is, unless otherwise stated, to a clause or sub-clause hereof or a schedule hereto.

1.3	Legislation

Any reference in this Agreement to any legislation (whether primary legislation or regulations or other subsidiary legislation made pursuant to primary legislation) shall be construed as a reference to such legislation as the same may have been, or may from time to time be, amended or re-enacted.

1.4	Headings

Headings and sub-headings are for ease of reference only and shall not affect the construction of this Agreement.

1.5	Agreed Form

Any reference herein to a document being in "agreed form" means that the document in question has been agreed between the proposed parties thereto, subject to any amendments that the parties may agree upon prior to the Closing Date.

2.	ISSUE OF THE NOTES
2.1	Undertaking to issue

The Issuer and the Guarantor undertake to the Managers that:

2.1.1	Issue of Notes: subject to and in accordance with the provisions of this Agreement, the Notes will be issued on the Closing Date, in accordance with this Agreement and the Trust Deed; and
2.1.2	Issue documentation: they will on or before the Closing Date, execute the Issue Documents to which they are respectively a party.
2.2	Undertaking to subscribe

The Managers undertake to the Issuer and the Guarantor that, subject to and in accordance with the provisions of this Agreement, they will subscribe for the Notes on the Closing Date at the Issue Price plus (if the Closing Date is postponed in accordance with Clause 8.2 (Postponed closing)) any accrued interest in respect thereof. The obligations of the Managers under this sub-clause are joint and several.

2.3	Stabilising

In connection with the issue of the Notes, the Stabilising Manager (or persons acting on behalf of the Stabilising Manager) may over-allot Notes or effect transactions with a view to supporting the market price of the Notes at a level higher than that which might otherwise prevail. However, there is no assurance that the Stabilising Manager (or persons acting on behalf of the Stabilising Manager) will undertake stabilisation action. Any stabilisation action may begin on or after the date on which adequate public disclosure of the terms of the offer of the Notes is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the Closing Date and 60 days after the date of the allotment of the Notes. The Managers acknowledge that the Issuer has not authorised the creation and issue of Notes in excess of EUR 900,000,000 in aggregate principal amount. No such stabilising activities shall take place in or from The Netherlands.

2.4	Fixed price re-offering

Each Manager represents, warrants and agrees that, prior to being notified by the Joint Lead Managers that the Notes are free to trade, it has not offered or sold and will not offer or sell (and has procured and will procure that none of its Subsidiaries or affiliates offers or sells) any Notes at a price less than the offered price set by the Joint Lead Managers.

2.5	Agreement among Managers

The execution of this Agreement on behalf of all parties hereto will constitute acceptance by each Manager of the IPMA Agreement Among Managers Version 1 subject to any amendment notified to such Manager in writing at any time prior to the receipt by the Joint Lead Managers of the document appointing such Manager's authorised signatory and its execution of this Agreement.

3.	REPRESENTATIONS AND WARRANTIES BY THE ISSUER AND THE GUARANTOR
3.1	Representations and warranties by the Issuer and the Guarantor

The Issuer and the Guarantor jointly and severally represent and warrant to the Managers on the date hereof as follows provided, however, that the representations and warranties relating to the Guarantor are given by the Guarantor only:

3.1.1

Incorporation, capacity and authorisation: each of the Issuer and the Guarantor is duly incorporated, validly existing under the laws of its jurisdiction of incorporation with full power and capacity to own or lease its property and assets and to conduct its business as described in the Preliminary Offering Circular and the Offering Circular and is lawfully qualified to do business in those jurisdictions in which business is conducted by it;

3.1.2	Capacity and authorisation: each of the Issuer and the Guarantor has full power and capacity:
(a)	in the case of the Issuer only, to create and issue the Notes; and
(b)	in the case of the Issuer and the Guarantor, to execute this Agreement, the Agency Agreement and the Trust Deed,

and in each case to undertake and perform the obligations expressed to be assumed by it herein and therein, and each of the Issuer and the Guarantor (to the extent to which they are respectively parties thereto) has taken all necessary action to approve and authorise the same;

3.1.3

No breach: the creation, issue and sale of the Notes, the execution of this Agreement, the Agency Agreement, the Trust Deed and the undertaking and performance by the Issuer and the Guarantor of the respective obligations expressed to be assumed by each of them herein and therein will not conflict with, or result in a breach of or default under, the laws of either of their respective jurisdictions of incorporation, any agreement or instrument to which either of them is a party or by which either of them is bound or in respect of indebtedness in relation to which either of them is a surety or any provisions of their respective constitutive documents;

3.1.4	Legal, valid, binding and enforceable:
(a)

this Agreement, the Agency Agreement and the Trust Deed constitute legal, valid, binding and enforceable obligations of the Issuer and the Guarantor (to the extent to which they are respectively parties thereto) subject, in the case of enforceability, to any relevant reservations expressed in the relevant legal opinions referred to in Clause 8.3.1(a) (Legal Opinions) of this Agreement; and

(b)

upon due execution by or on behalf of the Issuer and due authentication and delivery, the Notes will constitute legal, valid, binding and enforceable obligations of the Issuer subject, in the case of enforceability, to any relevant reservations expressed in the relevant legal opinions referred to in Clause 8.3.1(a) (Legal opinions) of this Agreement;

3.1.5

Status of the Notes: the Notes constitute direct, unconditional, unsubordinated and (subject to the provisions of Condition 3 (Negative Pledge)) unsecured obligations of the Issuer which will at all times rank pari passu among themselves and (save for certain obligations required to be preferred by law) equally with all other unsecured obligations (other than subordinated obligations, if any) of the Issuer, from time to time outstanding;

3.1.6

Status of the Guarantee of the Notes: the Guarantee of the Notes constitutes a direct, unconditional, unsubordinated and (subject to the provisions of Condition 3 (Negative Pledge)) unsecured obligation of the Guarantor which will at all times rank (subject, in respect of the Guarantor, to any applicable exceptions under Spanish law) at least pari passu and equally with all other unsecured obligations (other than subordinated obligations, if any) of the Guarantor, from time to time outstanding;

3.1.7

Approvals: all authorisations, consents and approvals required in respect of the Issuer and the Guarantor for or in connection with the creation, issue and sale of the Notes, the execution of this Agreement, the Agency Agreement, the Trust Deed and the performance by the Issuer and the Guarantor of the respective obligations expressed to be undertaken by each of them herein and therein and the distribution of the Preliminary Offering Circular and the Offering Circular in accordance with the provisions set out in the Schedule (Selling Restrictions) have been obtained and are in full force and effect;

3.1.8

Taxation: save as disclosed in the Preliminary Offering Circular and the Offering Circular, as amended or updated and together with any supplements published in accordance with Clause 4.4, all payments of principal and interest in respect of the Notes, and all payments by the Issuer and the Guarantor under this Agreement, the Agency Agreement and the Trust Deed, will be made free and clear of, and without withholding or deduction for, any taxes, duties, assessments or governmental charges of whatsoever nature imposed, levied, collected, withheld or assessed by The Netherlands or the Kingdom of Spain or any political subdivision or authority thereof or therein having power to tax;

3.1.9

Preliminary Offering Circular:  the Preliminary Offering Circular contained as of its date of issue all information which was (in the context of the issue, offering and sale of the Notes) material; as of such date such information was true and accurate in all material respects and was not misleading in any material respect; any opinions, predictions or intentions expressed in the Preliminary Offering Circular were as of such date honestly held or made and were not misleading in any material respect; the Preliminary Offering Circular did not omit to state any material fact necessary to make such information, opinions, predictions or intentions (in the context of the issue, offering and sale of Notes) not misleading in any material respect; and all proper enquiries were made to verify the foregoing;

3.1.10

Offering Circular: the Offering Circular contains all information which is (in the context of the issue, offering and sale of the Notes and the Guarantee of the Notes) material; such information is true and accurate in all material respects and is not misleading in any material respect; any opinions, predictions or intentions expressed in the Offering Circular are honestly held or made and are not misleading in any material respect; the Offering Circular does not omit to state any material fact necessary to make such information, opinions, predictions or intentions (in the context of the issue, offering and sale of the Notes and the Guarantee of the Notes) not misleading in any material respect; and all proper enquiries have been made to verify the foregoing;

3.1.11

Financial statements: in the case of (i) the Issuer, its most recently prepared unconsolidated audited annual financial statements, and (ii) the Guarantor, its most recently prepared audited consolidated annual financial statements were prepared in accordance with accounting principles generally accepted in its jurisdiction of incorporation and consistently applied and give (i) in the case of the Issuer (in conjunction with the notes thereto) a true and fair view of its financial condition and (ii) in the case of the Guarantor (in conjunction with the notes thereto) present fairly, in all material respects, its and its Subsidiaries' financial condition (taken as a whole) as at the date(s) as of which they were prepared and the results of its (in the case of unconsolidated accounts) and its

Subsidiaries' (in the case of consolidated accounts) operations (taken as a whole) during the periods then ended;

3.1.12

General duty of disclosure: the Preliminary Offering Circular contained, and the Offering Circular contains, in each case taken as a whole, all such information which, according to the particular nature of the Issuer, the Guarantor, the Notes and the Guarantee of the Notes, is necessary to enable investors and their investment advisers to make an informed assessment of the assets and liabilities, financial position, profits and losses of the Issuer and the Guarantor and of the rights attaching to the Notes and the Guarantee of the Notes;

3.1.13

No material litigation: save as disclosed in the Preliminary Offering Circular and the Offering Circular, there are no litigation or arbitration proceedings against or affecting the Issuer, the Guarantor, any of their respective Subsidiaries or any of their respective assets or revenues, nor is the Issuer or the Guarantor aware of any pending or threatened proceedings of such kind, which are or might be material in the context of the issue of the Notes thereunder;

3.1.14

No material adverse change: save as disclosed in the Preliminary Offering Circular and the Offering Circular and since the last day of the financial period in respect of which the most recent consolidated audited financial statements of the Issuer, or, as the case may be, the Guarantor have been prepared, there has been no adverse change, or any development reasonably likely to involve an adverse change, in the condition (financial or otherwise) or general affairs of the Issuer or the Guarantor or any Principal Subsidiary that is material in the context of the issue of the Notes thereunder;

3.1.15

Dutch banking laws: The Issuer and the Guarantor hereby represent, warrant and agree that the Issuer and the Guarantor meet and will continue to meet, the criteria set out in Art. 3:2 of the FMSA so that the Issuer has the benefit of exemptive relief pursuant thereto, including in particular that:

(a)	the Guarantor is a parent company of the Issuer and meets and will continue to meet the financial test of a positive consolidated shareholders equity for the life of the Notes issued by the Issuer;
(b)	at least 95 per cent. of the Issuer's balance sheet is currently and will continue to be lent and/or invested within the group (concern) as defined in Art. 3:2 of the FMSA; and
(c)

all funds borrowed by the Issuer, other than borrowings from "professional market parties" or within a "closed circle" (both as defined in the FMSA) are: (i) obtained by means of debt securities issued in compliance with the FMSA and (ii) secured by a guarantee from the Guarantor (or a New Guarantor (as defined in the Trust Deed)), a keep well agreement between the Issuer and the Guarantor or a guarantee from a credit institution subject to adequate prudential supervision.

3.2	Representations repeated

The representations and warranties in Clause 3.1 (Representations and warranties by the Issuer and the Guarantor) shall be deemed to be repeated (with reference to the facts and circumstances then subsisting) on each date on which the Offering Circular is updated or amended in accordance with Clause 4.4 of this Agreement and on each date falling on or before the Closing Date.

4.	UNDERTAKINGS BY THE ISSUER AND THE GUARANTOR

The Issuer and the Guarantor jointly and severally undertake to the Managers as follows:

4.1	Change in matters represented

The Issuer and the Guarantor shall forthwith notify the Managers of anything which has or may have rendered, or will or may render, untrue or incorrect in any respect any representation and warranty by the Issuer or the Guarantor in this Agreement.

4.2	Non-satisfaction of conditions precedent

If, at any time after entering into the Issue Documents under Clause 2 (Issue of the Notes) and before the issue of the Notes, the Issuer and/or the Guarantor becomes aware that the conditions specified in Clause 8.3 (Conditions Precedent) will not be satisfied in relation to the issue, the Issuer and/or the Guarantor shall forthwith notify the Managers to this effect giving full details thereof.

4.3	Other information

Without prejudice to the generality of the foregoing, the Issuer and/or the Guarantor shall from time to time promptly furnish to each Manager such information relating to the Issuer and/or the Guarantor as such Managers may reasonably request.

4.4	Supplements to the Offering Circular

The Issuer and the Guarantor shall update or amend the Offering Circular (following consultation with the Joint Lead Managers who will consult with the Managers) by the publication of a supplement thereto or a new Offering Circular in a form approved by the Managers (such approval not to be unreasonably withheld) in the event of any significant new factor, material mistake or inaccuracy relating to any of the Issuer, the Guarantor or the Notes and which arises or is noted between the time when the Offering Circular is approved and completion (in the view of the Joint Lead Managers) of distribution of the Notes.

4.5	Listing and Admission to Trading

The Issuer and the Guarantor shall use reasonable endeavours to procure the admission of the Notes to listing on the Official List of the United Kingdom Financial Services Authority ("FSA") and to trading on the Professional Securities Market of the London Stock Exchange plc (the "London Stock Exchange"); provided, however, that, if it is impracticable or unduly burdensome to maintain such admissions to listing and to trading, the Issuer and the Guarantor shall use reasonable endeavours to produce and maintain as aforesaid a listing of or quotation for the Notes on such other listing authority, stock exchange and/or quotation system as they may (with the approval of the Joint Lead Managers (not to be unreasonably withheld)) decide.

4.6	No competing issues

Except with respect to any Permitted Transaction, during the period commencing on the date of this Agreement and ending on the Closing Date, the Issuer will not, without the prior consent of the Joint Lead Managers (such consent not to be unreasonably withheld), issue or agree to issue any other listed notes, bonds or other debt securities of whatsoever nature where such notes, bonds or other debt securities would have the same maturity and currency as the Notes.

5.	SELLING RESTRICTIONS

Each of the parties to this Agreement represents, warrants and undertakes as set out in the Schedule.

6.	INDEMNITY
6.1	Indemnity by Issuer and the Guarantor

The Issuer and the Guarantor jointly and severally undertake to each Manager that if a Manager, an affiliate of any Manager or an officer, director, employee and agent of any Manager or any such affiliate or any person by whom each of them is controlled for the purposes of the Securities Act (each, a "Relevant Party") incurs any Loss arising out of, in connection with or based on:

6.1.1

any inaccuracy or alleged inaccuracy of any representation and warranty by the Issuer or the Guarantor in this Agreement (on the date of this Agreement or on any other date when it is deemed to be repeated) or otherwise made by the Issuer or the Guarantor in respect of the Notes; or

6.1.2	any breach or alleged breach by the Issuer or the Guarantor of any of their respective undertakings in this Agreement or otherwise made by the Issuer or the Guarantor in respect of the Notes,

then the Issuer and the Guarantor jointly and severally will pay to that Manager an amount equal to such Loss. No Manager shall have any fiduciary or other relationship in respect of this Clause with any Relevant Party or any duty to recover any such payment or to account to any other person for any amounts paid to it under this clause. Terms used in this Clause 6 have the meanings given to them by the Securities Act and the regulations thereunder.

6.2	Conduct of Claims

If any action, proceeding, claim or demand ("Proceedings") shall be brought or asserted against any Manager in respect of which indemnity may be sought from the Issuer and the Guarantor as contemplated in sub-clause 6.1, such Manager shall promptly notify the Issuer and the Guarantor in writing thereof. The Issuer and the Guarantor, acting jointly, may elect to assume the defence of such Proceedings in which case they shall retain reputable lawyers approved by the relevant Manager (such approval not to be unreasonably withheld or delayed) in each relevant jurisdiction, if more than one, and shall be liable to pay the fees and expenses of such lawyers relating to such Proceedings (provided, however, that the Issuer and the Guarantor, acting jointly, shall not be entitled to so assume the defence, if at the time of such election, any of the events specified in Condition 8(a)(iv) to (viii) or (xi) (Events of Default) have occurred or are continuing).

In any Proceedings with respect to which the Issuer and the Guarantor, acting jointly, have elected to assume the defence of any Proceedings, the relevant Manager shall have the right to retain its own lawyers in each relevant jurisdiction, if more than one, and to participate fully in the defence of such Proceedings (and in any event shall be kept informed and consulted in detail about the defence of such proceedings) but the fees and expenses of such lawyers shall be at the expense of such Manager unless:

6.2.1	the Issuer and the Guarantor and such Manager shall have mutually agreed to the retention of such lawyers; or
6.2.2

the named parties to any such Proceedings (including any joined parties) include the Issuer and the Guarantor and such Manager and representation of the Issuer and the Guarantor and such Manager by the same lawyers (in the relevant jurisdiction, in the discretion of such Manager), would be inappropriate due to actual or potential differing interests between them or actual or potential differing defences available to them; or

6.2.3

the Issuer and the Guarantor have failed to retain reputable lawyers approved by such Manager (such approval not to be unreasonably withheld or delayed) in any relevant jurisdiction pursuant to its obligation to do so under this Clause 6.2.

The Issuer and the Guarantor, acting jointly, will not settle any Proceedings without the written consent of the relevant Manager. Nothing herein shall affect the position of the parties hereto pursuant to Clause 6.1 in the event that the Issuers and the Guarantor, acting jointly, do not elect to assume the defence of any Proceedings.

7.	FEES AND EXPENSES
7.1	Combined management, underwriting and selling commission

The Issuer (or, in default, the Guarantor) shall, on the Closing Date, pay to the Joint Lead Managers for the account of the Managers a combined commission of 0.225 per cent. of the aggregate principal amount of the Notes. Such commission shall be set off against the Managers' obligation to procure payment of the Issue Price as provided in Clause 8.1.2.

7.2	Expenses

The agreement relating to the allocation of costs and expenses incurred in connection with the issue of the Notes is set out in a mandate letter dated 21 February 2007 between the Guarantor and the Joint Lead Managers.

7.3	Taxes

All payments in respect of the obligations of the Issuer and the Guarantor under this Agreement shall be made free and clear of, and without withholding or deduction for, any taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or within The Netherlands or the Kingdom of Spain or (in either case) any political subdivision thereof or any authority thereof or therein having power to tax, unless such withholding or deduction is required by law. In that event, the Issuer (or, in default, the Guarantor) shall pay such additional amounts as will result in the receipt by the relevant Manager of such amounts as would have been received by it if no such withholding or deduction had been required.

7.4	Stamp duties

The Issuer (or, in default, the Guarantor) shall pay all stamp, registration and other taxes and duties (including any interest and penalties thereon or in connection therewith) which may be payable in The Netherlands, the Kingdom of Spain, Luxembourg, Belgium or the United Kingdom in connection with the issue, sale or delivery of the Notes and the entry into, the execution and delivery of this Agreement, the Agency Agreement and the Trust Deed and shall indemnify each Manager against any Loss which it may incur or which may be made against it as a result or arising out of or in relation to any failure to pay or delay in paying any of the same.

8.	CLOSING
8.1	Closing

Subject to Clause 8.3 (Conditions precedent), the closing of the issue shall take place on the Closing Date, whereupon:

8.1.1

Delivery of Temporary Global Note:  the Issuer shall deliver the Temporary Global Note, duly executed on behalf of the Issuer and authenticated in accordance with the Trust Deed, to a common depositary designated for the purpose by Euroclear and Clearstream, Luxembourg for credit on the Closing Date to the accounts of Euroclear and Clearstream, Luxembourg with such common depositary; and

8.1.2

Payment of net issue proceeds:  against such delivery, the Managers shall procure the payment of the net proceeds of the issue of the Notes (namely the Issue Price plus accrued interest less the fees and expenses that are to be set off pursuant to Clause 7 (Fees and Expenses)) to the Issuer by credit transfer in euro for same day value to such account as the Issuer has designated to the Joint Lead Managers.

8.2	Postponed closing

The Issuer, the Guarantor and the Joint Lead Managers (on behalf of the Managers) may agree to postpone the Closing Date to another date not later than 19 March 2007, whereupon all references herein to the Closing Date shall be construed as being to that later date.

8.3	Conditions precedent

The Managers shall only be under obligation to subscribe and pay for the Notes if:

8.3.1	Closing documents: the Joint Lead Managers (on behalf of the Managers) receive on (or, in the case of the evidence referred to in sub-paragraph (d), on or before) the Closing Date:
(a)

Legal opinions:  legal opinions dated the Closing Date and addressed to the Managers and the Trustee from Clifford Chance as to the laws of England, The Netherlands and the Kingdom of Spain in a form acceptable to the Joint Lead Managers (on behalf of the Managers);

(b)

Closing certificate:  a closing certificate, dated the Closing Date and addressed to the Managers, signed by a duly authorised signatory on behalf of the Issuer and a closing certificate, also dated the Closing Date and addressed to the Managers, signed by a duly authorised signatory on behalf of the Guarantor in a form acceptable to the Joint Lead Managers (on behalf of the Managers);

(c)

Comfort letters:  comfort letters dated the date of this Agreement and the Closing Date and addressed to the Managers from KPMG Auditores, S.L. in respect of the Issuer and the Guarantor, in a form acceptable to the Joint Lead Managers (on behalf of the Managers); and

(d)	Process agent's acceptance: evidence that the person mentioned in Clause 13.5 (Process Agents) has agreed to receive process in the manner specified therein.
8.3.2	Issue documentation: the Issue Documents are executed on or before the Closing Date by or on behalf of all parties thereto.
8.3.3

No material adverse change:  there has, since the date of this Agreement, been no adverse change, or any development reasonably likely to involve an adverse change, in the condition (financial or otherwise) or general affairs of the Issuer or the Guarantor or any of their respective Subsidiaries that is material in the context of the issue of the Notes or the giving of the Guarantee of the Notes.

8.3.4

No adverse change of rating:  since the date of this Agreement, neither of Fitch nor S&P has in respect of the Issuer or the Guarantor or any of their debt securities issued (a) any notice downgrading either such entity or its debt securities to BB+ or lower (or its equivalent for the time being) (a "sub-investment grade rating"), or (b) any new notice indicating that it intends to downgrade, or is considering the possibility of downgrading, either such entity or its debt securities to a sub-investment grade rating.

8.3.5

Accuracy of representations:  the representations and warranties by the Issuer and the Guarantor in this Agreement are true and correct on the date of this Agreement and on each date on which they are deemed to be repeated and would be true and correct if they were repeated on the Closing Date with reference to the facts and circumstances then subsisting.

8.3.6

Listing and Trading:  the Joint Lead Managers receive confirmation on or before the Closing Date that the Notes have, subject only to the execution, authentication and delivery of the Temporary Global Note, been admitted to the Official List of the FSA and to trading on the Professional Securities Market of the London Stock Exchange,

provided, however, that the Joint Lead Managers (on behalf of the Managers) may, at their discretion, waive satisfaction of any of the conditions specified in this Clause 8.3.

9.	TERMINATION
9.1	Managers' right to terminate

The Joint Lead Managers (on behalf of the Managers) may give a termination notice to the Issuer and the Guarantor at any time prior to the payment of the net proceeds of the issue of the Notes to the Issuer on the Closing Date if:

9.1.1

Inaccuracy of representation:  any representation and warranty by the Issuer or the Guarantor in this Agreement is or proves to be untrue or incorrect on the date of this Agreement or on any date on which it is deemed to be repeated;

9.1.2	Breach of obligation: the Issuer or the Guarantor fails to perform any of its obligations under this Agreement;
9.1.3	Failure of condition precedent: any of the conditions in Clause 8.3 (Conditions precedent) is not satisfied or waived by the Joint Lead Managers (on behalf of the Managers) on the Closing Date; or
9.1.4

Force majeure:  since the date of this Agreement there has been, in the opinion of the Joint Lead Managers (after consultation with the Guarantor (if practicable)), such a change in national or international financial, political or economic conditions or currency exchange rates or exchange controls as would in their view be likely to prejudice materially the success of the offering and distribution of the Notes or dealings in the Notes in the secondary market.

9.2	Consequences

Upon the giving of a termination notice under Clause 9.1 (Managers' right to terminate) and subject to Clause 9.3 (Saving):

9.2.1

Discharge of Issuer and Guarantor:  the Issuer and the Guarantor shall be discharged from performance of their respective obligations under Clauses 2.1 (Undertaking to issue), 7.1 (Combined management, underwriting and selling commission) and sub-clause 8.1.1 (Delivery of Temporary Global Note); and

9.2.2

Discharge of Managers:  the Managers shall be discharged from performance of their respective obligations under Clause 2.2 (Undertaking to subscribe) and sub-clause 8.1.2 (Payment of net issue proceeds).

9.3	Saving

A discharge pursuant to Clause 9.2 (Consequences) shall not affect the other obligations of the parties to this Agreement and shall be without prejudice to accrued liabilities.

10.	SURVIVAL

The provisions of this Agreement shall continue in full force and effect notwithstanding the completion of the arrangements set out herein for the issue of the Notes and regardless of any investigation by any party to this Agreement.

11.	TIME

Any date or period specified herein may be postponed or extended by mutual agreement among the parties but, as regards any date or period originally fixed or so postponed or extended, time shall be of the essence.

12.	NOTICES
12.1	Addresses for notices

All notices and other communications hereunder shall be made in writing and in English (by letter or fax) and shall be sent as follows:

12.1.1	Issuer: if to the Issuer, to it at:
Address:	Amsteldijk 166

1079 LH Amsterdam

The Netherlands

Fax:	+31 20 644 4095
Attention:	The Managing Director
12.1.2	Guarantor: if to the Guarantor, to it at:

CEMEX España, S.A.

Address:	Hernández de Tejada, 1

28029 Madrid

Spain

Fax:	+34 91 377 6500 and +34 91 377 6514
Attention:	Treasury Department and Finance Department
12.1.3	Managers: if to the Managers, to the Joint Lead Managers on behalf of the Managers at:

BANC OF AMERICA SECURITIES LIMITED

Address:	5 Canada Square

London E14 5AQ

England

Fax:	+ 44 207 174 6414
Attention:	Syndicate Desk

BNP PARIBAS

Address:	10 Harewood Avenue

London NW1 6AA

England

Fax:	+ 44 207 595 2555
Attention:	Fixed Income Syndicate

HSBC Bank plc

Address:	8 Canada Square

London E14 5HQ

United Kingdom

Fax:	+44 207 992 4973
Attention:	Transaction Management Group
12.2	Effectiveness

Every notice or other communication sent in accordance with Clause 12.1 (Addresses for notices) shall be effective upon receipt by the addressee; provided, however, that any such notice or other communication which would otherwise take effect after 4.00 p.m. on any particular day shall not take effect until 10.00 a.m. on the immediately succeeding business day in the place of the addressee.

13.	LAW AND JURISDICTION
13.1	Governing law

This Agreement and all matters arising from or connected with it are governed by, and shall be construed in accordance with, English law.

13.2	English courts

The courts of England have exclusive jurisdiction to settle any dispute (a "Dispute"), arising from or connected with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) or the consequences of its nullity.

13.3	Appropriate forum

The parties agree that the courts of England are the most appropriate and convenient courts to settle any Dispute and, accordingly, that they will not argue to the contrary.

13.4	Rights of the Managers to take proceedings outside England

Clause 13.2 (English courts) is for the benefit of the Managers only. As a result, nothing in this Clause 13 (Law and jurisdiction) prevents the Managers from taking proceedings relating to a Dispute ("Proceedings") in any other courts with jurisdiction. To the extent allowed by law, the Managers may take concurrent Proceedings in any number of jurisdictions.

13.5	Process agents

Each of the Issuer and the Guarantor agrees that the documents which start any Proceedings and any other documents required to be served in relation to those Proceedings may be served on it by being delivered to CEMEX UK at Cemex House, Coldharbour Lane, Thorpe Egham, Surrey TW20 8TD or, if different, its registered office for the time being or at any address of the Issuer or the Guarantor in Great Britain at which process may be served on it in accordance with Part XXIII of the Companies Act 1985. If such person is not or ceases to be effectively appointed to accept service of process on behalf of the Issuer and the Guarantor, the Issuer and the Guarantor shall, on the written demand of any Manager addressed and delivered to the Issuer and the Guarantor appoint a further person in England to accept service of process on its behalf and, failing such appointment within 15 days, any Manager shall be entitled to appoint such a person by written notice addressed to the Issuer and the Guarantor and delivered to the Issuer and the Guarantor. Nothing in this paragraph shall affect the right of any Manager to serve process in any other manner permitted by law. This clause applies to Proceedings in England and to Proceedings elsewhere.

13.6	Attorney

If the Issuer is represented by an attorney or attorneys in connection with the signing and/or execution and/or delivery of this Agreement or any agreement or document referred to herein or made pursuant hereto and the relevant power or powers of attorney is or are expressed to be governed by the laws of The Netherlands, it is hereby expressly acknowledged and accepted by the other parties hereto that such laws shall govern the existence and extent of such attorney's or attorneys' authority and the effects of the exercise thereof.

14.	RIGHTS OF THIRD PARTIES

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

15.	COUNTERPARTS

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when so executed shall constitute one and the same binding agreement between the parties.

AS WITNESS the hands of the duly authorised representatives of the parties to this Agreement the day and year first before written.

SCHEDULE

SELLING RESTRICTIONS

1.	GENERAL
1.1	No action to permit public offering

Each Manager acknowledges that no action has been or will be taken in any country or jurisdiction by the Issuer or the Guarantor that would, or is intended to, permit an offer to the public of the Notes, or possession or distribution of any offering material or publicity in relation thereto, in any country or jurisdiction where action for that purpose is required.

1.2	Managers' compliance with applicable laws

Each Manager undertakes to the Issuer and the Guarantor that it will comply with all applicable laws and regulations in each country or jurisdiction in which it purchases, offers, sells or delivers Notes or has in its possession or distributes such offering material, in all cases at its own expense.

2.	UNITED STATES
2.1	No registration under Securities Act

The Notes have not been and will not be registered under the Securities Act and may not be offered or sold within the United States or to, or for the benefit of, U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

2.2	Compliance by Issuer and Guarantor with United States securities laws

The Issuer and the Guarantor represent, warrant and undertake to each of the Managers that neither they nor any of their respective affiliates (including any person acting on behalf of the Issuer, the Guarantor or any of their respective affiliates) has offered or sold, or will offer or sell, any Notes in any circumstances which would require the registration of any of the Notes under the Securities Act or the qualification of the Trust Deed as an indenture under the United States Trust Indenture Act of 1939 and, in particular, that:

2.2.1

No directed selling efforts:  neither the Issuer, the Guarantor nor any of their respective affiliates nor any person acting on their behalf has engaged or will engage in any directed selling efforts with respect to the Notes; and

2.2.2	Offering restrictions: the Issuer, the Guarantor and their respective affiliates have complied and will comply with the offering restrictions requirement of Regulation S under the Securities Act.
2.3	Managers' compliance with United States securities laws

Each Manager:

2.3.1	Offers/sales only in accordance with Regulation S: represents, warrants and undertakes to the Issuer and the Guarantor that it has offered and sold the Notes, and will offer and sell the Notes:

(a)	Original distribution: as part of their distribution, at any time; and
(b)	Outside original distribution: otherwise, until 40 days after the later of the commencement of the offering and the Closing Date,

only in accordance with Rule 903 of Regulation S under the Securities Act and, accordingly, that:

(i)

No directed selling efforts:  neither it nor any of its affiliates (including any person acting on behalf of such Manager or any of its affiliates) has engaged or will engage in any directed selling efforts with respect to the Notes; and

(ii)	Offering restrictions: it and its affiliates have complied and will comply with the offering restrictions requirement of Regulation S under the Securities Act; and
(iii)

No solicitation:  neither it nor any of its affiliates (including any person acting on behalf of such Manager or any of its affiliates) has solicited or will solicit any offer to buy or offer to sell the Notes by any form of general solicitation or general advertising (as those terms are used in Rule 502(c) under the Securities Act) in the United States; and

2.2.3

Prescribed form of confirmation:  undertakes to the Issuer and the Guarantor that, at or prior to confirmation of sale, it will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration which purchases Notes from it during the distribution compliance period a confirmation or notice in substantially the following form:

"The securities covered hereby have not been registered under the United States Securities Act of 1933 (the "Securities Act") and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons, (a) as part of their distribution at any time or (b) otherwise until 40 days after the later of the commencement of the offering and the closing date, except in either case in accordance with Regulation S under the Securities Act. Terms used above have the meanings given to them by Regulation S."

2.3	Managers' compliance with United States Treasury regulations

Each Manager represents, warrants and undertakes to the Issuer and the Guarantor that:

2.3.1	Restrictions on offers etc: except to the extent permitted under United States Treasury Regulation §1.163-5(c)(2)(i)(D) (the "D Rules"):
(a)

No offers etc to United States or United States persons:  it has not offered or sold, and during the restricted period will not offer or sell, any Notes to a person who is within the United States or its possessions or to a United States person; and

(b)	No delivery of definitive Notes in United States: it has not delivered and will not deliver in definitive form within the United States or its possessions any Notes sold during the restricted period;
2.3.2

Internal procedures:  it has, and throughout the restricted period will have, in effect procedures reasonably designed to ensure that its employees or agents who are directly engaged in selling Notes are aware that the Notes may not be offered or sold during the restricted period to a person who is within the United States or its possessions or to a United States person, except as permitted by the D Rules; and

2.3.3

Additional provision if United States person:  if it is a United States person, it is acquiring the Notes for the purposes of resale in connection with their original issuance and, if it retains Notes for its own account, it will only do so in accordance with the requirements of United States Treasury Regulation §1.163-5(c)(2)(i)(D)(6),

and, with respect to each affiliate of such Manager that acquires Notes from such Manager for the purpose of offering or selling such Notes during the restricted period, such Manager undertakes to the Issuer and the Guarantor that it will obtain from such affiliate for the benefit of the Issuer and the Guarantor the representations, warranties and undertakings contained in sub-clauses 2.3.1, 2.3.2 and 2.3.3.

2.4	Interpretation

Terms used in clauses 2.2 and 2.3 above have the meanings given to them by Regulation S under the Securities Act. Terms used in clause 2.4 above have the meanings given to them by the United States Internal Revenue Code and regulations thereunder, including the D Rules.

3.	UNITED KINGDOM

Each Manager represents, warrants and undertakes to the Issuer, the Guarantor and each other Manager that:

3.1

Financial promotion:  it has only communicated or caused to be communicated, and will only communicate or cause to be communicated, any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale of any Notes in circumstances in which section 21(1) of the FSMA does not apply to the Issuer or the Guarantor.

3.2

General compliance:  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

4.	EUROPEAN ECONOMIC AREA

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), each Manager represents and agrees that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant

Implementation Date") it has not made and will not make an offer of Notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of Notes to the public in that Relevant Member State at any time:

4.1	to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;
4.2

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

4.3	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Notes to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

5.	THE KINGDOM OF SPAIN

Neither the Notes, the Preliminary Offering Circular nor the Offering Circular have been approved or registered in the administrative registries of the Spanish Securities Markets Commission (Comisión Nacional del Mercado de Valores). Accordingly, each Manager acknowledges that the Notes may not be offered in Spain except in circumstances which do not constitute a public offer of securities in Spain within the meaning of article 30bis of the Spanish Securities Market Law of 28 July 1988 (Ley 24/1988, de 28 de julio, del Mercado de Valores), as amended and restated, and article 38 of Royal Decree 1310/2005 of 4 November 2005 which implements the Directive 2003/71/EC of the European Parliament and of the Council of 4 November 2003 on the prospectus to be published when securities are offered to the public or admitted to trading (Real Decreto 1310/2005, de 4 de noviembre) and supplemental rules enacted thereunder.

SIGNATURES

The Issuer

CEMEX FINANCE EUROPE B.V.

By: ÁNGEL MÉNDEZ

The Guarantor

CEMEX ESPAÑA, S.A.

By: JAVIER GARCIA

The Joint Lead Managers

BANC OF AMERICA SECURITIES LIMITED

By: JULIAN VELARDE

BNP PARIBAS

By: JULIAN VELARDE

HSBC BANK PLC

By: JULIAN VELARDE

The Managers

BANCO SANTANDER CENTRAL HISPANO, S.A.

BAYERISCHE LANDESBANK

CAJA DE AHORROS Y MONTE DE PIEDAD DE MADRID

WESTLB AG

By: JULIAN VELARDE

(Duly authorised attorney)